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                                                                      EXHIBIT 21

                           SUN COAST INDUSTRIES, INC.
                                  SUBSIDIARIES

                 Sun Coast Holdings, Inc., a Nevada corporation
                Sun Coast Closures, Inc., a Florida corporation
              Plastics Manufacturing Company, a Nevada corporation
                  Custom Laminates, Inc., a Nevada corporation
               Sun Coast Acquisition, Inc., a Nevada corporation